Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266370 on Form S-3 and Registration Statement No. 333-260255 on Form S-8 of our report dated May 31, 2023, relating to the financial statements of Reservoir Media, Inc., appearing in the Annual Report on Form 10-K of Reservoir Media, Inc., for the year ended March 31, 2023.

/s/ Deloitte & Touche LLP
New York, NY
May 31, 2023